UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2014

FALCONRIDGE TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54253	20-0266164
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17-120 West Beaver Creek Rd., Richmond Hill, Ontario, Canada		L4B 1L2
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (905) 771-6551

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

Agreement with Mark Pellicane:

On February 7, 2014, we entered into an agreement with Mark Pellicane, the President, Chief Executive Officer and a director of our company, for a term of at least one year. Pursuant to this agreement, Mr. Pellicane is to serve as our President and Chief Executive Officer and to be in charge of the day-to-day administration of the Company including corporate structuring, overseeing the formation of contracts and agreements between operating entities and potential partners, oversight of senior management personnel, and assist in capital raises for projects where necessary.  As compensation for his services to us, Mr. Pellicane will be paid $7,500 per month by our company. At Mr. Pellicane’s discretion, this compensation may be deferred until a later time and accrue as such. Furthermore, at the sole discretion of Mr. Pellicane, any compensation owing to Mr. Pellicane may be satisfied by the issuance of our common stock.  The value of such common stock will be the lesser of:

a)	stock trading value on the day the compensation becomes due;

b)	stock trading value on the day the request is made for accrued payment; or

c)	independent valuation of the outstanding corporate shares independent of current trade value.

Additionally, if Mr. Pellicane’s agreement is terminated by us, he will be entitled to 14 months of severance for each year served under this agreement.  Pursuant to a directors’ resolution of our company, this agreement is deemed to have been effective as of August 14, 2013.

Agreement with Alfred Morra:

On February 7, 2014, we entered into an agreement with Alfred Morra, the Corporate Secretary, Treasurer, Chief Financial Officer and a director of our company, for a term of at least one year. Pursuant to this agreement, Mr. Morra is to serve as our Corporate Secretary, Treasurer and Chief Financial Officer and to assist at an executive level in the day-to-day administration, operations, of the Company including corporate structuring, overseeing the formation of contracts and agreements between operating entities and potential partners, oversight of projects and implementation of TST, and the operating agreements between our company and service suppliers.  As compensation for his services to us, Mr. Morra will be paid $7,500 per month by our company. At Mr. Morra’s discretion, this compensation may be deferred until a later time and accrue as such. Furthermore, at the sole discretion of Mr. Morra, any compensation owing to Mr. Morra may be satisfied by the issuance of our common stock.  The value of such common stock will be the lesser of:

a)	stock trading value on the day the compensation becomes due;

b)	stock trading value on the day the request is made for accrued payment; or

c)	independent valuation of the outstanding corporate shares independent of current trade value.

Additionally, if Mr. Morra’s agreement is terminated by us, he will be entitled to 14 months of severance for each year served under this agreement.  Pursuant to a directors’ resolution of our company, this agreement is deemed to have been effective as of August 14, 2013.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change of Corporate Secretary:

On February 7, 2014, our company removed William Muran as our Corporate Secretary.  As a result of his removal, Mr. Muran will no longer be an agent (or have signing authority on behalf) of our company.  Concurrently, our company appointed Alfred Morra as Corporate Secretary. Mr. Morra has served as our Chief Financial Officer and a Director of our company since August 2, 2013.

Appointment of Carl Meaney:

On March 12, 2014, we appointed Carl Meaney as a Director of the Board of Directors of our company.

Carl Meaney – Business Development Director

Mr. Carl Meaney, age 74, resides in Oxford England where he is a Teacher, Lecturer, and tutor for the Carfax Tutorial Establishment Oxford Branch, in the areas of Economics and Business since September 2004.  Mr. Meaney graduated with a BA in Economics and Socioeconomic History from McMaster University in 1979.  Pursuing his Academic standing, Mr. Meaney then completed a Masters Degree in Economics from the University of Oxford in 1988.  During and post completion his Oxford MA, Mr. Meaney occupied the position of Lecturer in the academic area of economics and business at Oxford University.

Our company believes that Mr. Meaney’s educational and professional background experience give him the qualifications and skills necessary to serve as a director of our company.

Item 9.01 Financial Statements and Exhibits

10.1 Management Agreement dated February 7, 2014 between our company and Mark Pellicane.

10.2 Management Agreement dated February 7, 2014 between our company and Alfred Morra.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FALCONRIDGE OIL TECHNOLOGIES CORP.

/s/ Mark Pellicane
Mark Pellicane
President and Director

Date March 31, 2014